Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARDEN GROUP, INC.

1.     Name. The name of the Corporation is Arden Group, Inc. (the “Corporation”).

2.     Registered Office. The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.     Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.     Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of common stock, $0.001 par value per share (“Common Stock”). Each share of Common Stock shall be entitled to one vote.

5.     Change in Number of Shares Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

6.     Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board of Directors”). The size of the Board of Directors shall be determined as set forth in the by-laws of the Corporation, as in effect from time to time (the “By-laws”). The election of directors need not be by written ballot unless the By-laws shall so require.

7.     Authority of Directors. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the By-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the Board of Directors.

8.     Liability of Directors. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL. No amendment or repeal of this Section 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9.      Indemnification.

(a)     The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify any person who is or was a party or is threatened to be made a party, witness, or otherwise a participant in, any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, (i) by reason of the fact that such person is or was or has agreed to be a director or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or (ii) in such person’s capacity as an officer, employee or agent of the Corporation or in such person’s capacity as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, that such person is or was serving at the request of the Corporation (each such person described in the foregoing clauses (i) and (ii), a “Covered Person”), against expenses (including attorney’s fees and experts’ fees), judgments, damages (including punitive damages), fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or otherwise participate in, or defense of such action, suit, proceeding or claim.

(b)     The Corporation shall advance, on a current and as-incurred basis, all expenses (including attorney’s fees and experts’ fees) incurred by any Covered Person in defending, or otherwise participating in, any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including all appeals. Such advances shall be (i) unsecured and interest free, (ii) made without regard to such person’s ability to repay amounts advanced, and (iii) conditioned only upon such person submitting, to the extent required by the DGCL, an unsecured written undertaking to repay amounts advanced and appropriate documentation reflecting the expenses for which advancement is sought.

(c)      The Corporation shall not be required to indemnify or advance expenses to any Covered Person pursuant to this Section 9 in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Covered Person unless (i) and only to the extent that such action, suit, proceeding, claim or counterclaim is brought to enforce any right under this Section 9 of this Certificate of Incorporation or (ii) the initiation of such action, suit, proceeding, claim or counterclaim by or on behalf of such Covered Person was authorized by the Board of Directors.

(d)     It is the intent of the Corporation that, with respect to all advancement and indemnification obligations under this Section 9, the Corporation shall be the primary source of advancement, reimbursement and indemnification relative to any direct or indirect shareholder of the Corporation (or any affiliate of such shareholder, other than the Corporation or any of its direct or indirect subsidiaries). The Corporation shall have no right to seek contribution, indemnity or other reimbursement for any of its obligations under this Section 9 from any such direct or indirect shareholder of the Corporation (or any affiliate of such shareholder, other than the Corporation or any of its direct or indirect subsidiaries).

(e)     The Corporation shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise at the request of the Corporation, against any expense, liability or other loss asserted or obtained against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or the terms of this Certificate of Incorporation.

(f)     The rights of indemnification provided in this Section 9 shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity while holding such office, it being the policy of the Corporation that indemnification of any Covered Person shall be available to the fullest extent permitted by law.

(g)     Any repeal or modification of the foregoing provisions of this Section 9 shall not adversely affect any right or protection of a Covered Person with respect to any acts or omissions of such Covered Person occurring prior to such repeal or modification.

10.     Corporate Opportunity. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any business opportunities (including, without limitation, opportunities that might be considered similar to or in competition with the business of the Corporation or any of its subsidiaries) (“Opportunities” and each, an “Opportunity”) that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any other direct or indirect subsidiary of the Corporation. Furthermore, each officer, director and stockholder of the Corporation, other than those officers, directors or stockholders who are employees of the Corporation or any other direct or indirect subsidiary of the Corporation, shall have no duty (fiduciary, contractual or otherwise) to present any Opportunity to the Corporation or any of its subsidiaries and shall have the right to hold or pursue, directly or indirectly, any Opportunity for its own account and benefit or to direct any Opportunity to any other Person. No officer, director or stockholder of the Corporation, other than those officers, directors or stockholders who are employees of the Corporation or any other direct or indirect subsidiary of the Corporation, shall be liable to the Corporation or any of its subsidiaries or stockholders for breach of any duty (fiduciary, contractual or otherwise) if it chooses to pursue any Opportunity, directly or indirectly, for its own account and benefit or to direct any Opportunity to any other Person. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any Opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section. As used in this Section 10, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.

11.     Records. The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the By-laws.

12.      Other.

(a)     If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

(b)     The Corporation shall not be governed by Section 203 of the DGCL.